Exhibit 5.2

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, NY 10105

April 27, 2021

Vivos Therapeutics, Inc.

9137 Ridgeline Boulevard, Suite 135

Highlands Ranch, Colorado 80129

Re:	Registration Statement on Form S-1 of Vivos Therapeutics, Inc.

Ladies and Gentlemen:

We have acted as counsel to Vivos Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the issuance of up to 325,000 shares of common stock, $0.0001 par value per share, of the Company (the “Shares”) upon the exercise of certain outstanding warrants issued by the company privately in November 2020 (the “2020 Warrants”). The Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission on April [ ], 2021 (as amended, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, as of the date hereof, when issued pursuant to the terms of the 2020 Warrants, the Shares will be legally issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the Delaware General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus relating to the Shares forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP